Exhibit 99.1

COMMERCIAL CAPITAL BANCORP

FOURTH QUARTER 2004 EARNINGS

CONFERENCE CALL TRANSCRIPT

January 24, 2005 10:00 ET

CORPORATE PARTICIPANTS

Jeff Leonard

Commercial Capital Bancorp - SVP, IR

Stephen Gordon

Commercial Capital Bancorp - Chairman and CEO

David DePillo

Commercial Capital Bancorp - Vice Chairman, President and COO

Christopher Hagerty

Commercial Capital Bancorp - CFO

CONFERENCE CALL PARTICIPANTS

James Abbott

FBR - Analyst

Richard Eckert

Roth Capital Partners - Analyst

John Hecht

JMP Securities - Analyst

Mike McMahon

Sandler O’Neill - Analyst

Chris Murdock

Analyst

Greg Lampin

Saranac Capital - Analyst

Leo Harmon

Fiduciary Management - Analyst

Jordan Heimowitz

Philadelphia Financial - Analyst

Scott Carmel

Moors & Cabot - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2004 earnings conference call. My name is Andrea and I’ll be your coordinator for today. At this time, all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to the host of today’s call, Mr. Jeff Leonard. Please proceed.

Jeff Leonard - Commercial Capital Bancorp - SVP, IR

Good morning, everyone. This is Jeff Leonard, Senior Vice President of Investor Relations for Commercial Capital Bank. Thank you for calling in and welcome to Commercial Capital Bancorp’s fourth quarter 2004 earnings conference call and webcast. Today’s webcast will include presentation slides which are available on line from the homepage of the Company’s website commercialcapital.com.

Leading the discussion will be Stephen Gordon, the Company’s Chairman and CEO; also on the call are David DePillo, the Company’s Vice Chairman, President, and Chief Operating Officer, and Christopher Hagerty, the Company’s Chief Financial Officer.

Our discussion today will cover the Company’s performance for the fourth quarter of 2004 and the information contained in the earnings released earlier this morning.

Today’s discussion may entail forward-looking statements, which are intended to be covered by the Safe Harbor provisions of the Private Securities Litigation Reform act of 1995.

You will find this discussion of forward-looking statements in our SEC’s filings of page 7 of this morning’s release. If you need a copy of the release, please visit our web site. I will now turn the call over to Stephen Gordon, Chairman and CEO.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Good morning. I would like to welcome everyone on the call and on our live interactive webcast to Commercial Capital Bancorp’s fourth quarter and year end 2004 earnings call. This quarter’s performance slide presentation is available for concurrent viewing the Company’s website, commercialcapital.com.

I will take everyone through some of the highlights of the quarter, give a bit of an overview of the Company’s strategic priorities for 2005, follow that up with David DePillo’s overview of the California credit market, then take you through the PowerPoint slide presentation; and finally open up the call for an interactive question and answer period.

First let me summarize the quarter. Earlier this morning we announced record quarterly earnings of 36 cents per share on $20.2 million of net income for the fourth quarter after reporting 32 cents and $18 million for the linked third quarter of 2004. Contributing to the increase of both earnings per share and net income were a strong increase in total interest income led by strong increase in interest income earned on loans. Though interest expense increased during the quarter, the Company also generated a record $38.5 million of net interest income. This record net income was accomplished while the Company took proactive steps to the quarter to accelerate the loan composition remix that we had indicated would occur over time when we announced the acquisition of Hawthorne Financial.

During the quarter, we are also proud to have sold approximately $166 million of lower coupon single-family loans, and completely replaced them with adjustable rate multifamily commercial and construction loans from the Company’s core loan originations. In addition, the Company was able to replace loans that paid off during the quarter with the Company’s core loan origination. These activities resulted in a record $5.5 million in loan-related noninterest and fee income. When including banking and other fees, total noninterest income reached a record $6.7 million for the quarter, while total revenues reached a new level for CCB in excess of $67 million for the quarter and nearly $190 million for the year. We are extremely proud that total general and administrative expenses remained flat when comparing the linked third quarter and fourth quarter of ‘04 at $12.7 million, resulting in total noninterest expenses remaining flat at $12.9 million for the quarter.

It was nearly one year ago that we came before shareholders to announce that we had entered into a definitive agreement to acquire Hawthorne Financial and Hawthorne Savings. We closed on the acquisition on June 4th, 2004 and in only a handful of months successfully integrated the companies with Hawthorne being significantly larger than us, more people, more branches, more loans, different operating platforms, and much more overhead.

Today, systems, people, and companies are integrated. Cost savings were realized well ahead of schedule. The loan portfolio was remixed, increasing income property loans up to 72 percent of total loans. The deposit portfolio was remixed, increasing transaction accounts up to 55 percent of total deposits. The securities portfolio was restructured, decreasing securities to 10 percent of total assets. Two additional branches were opened, one in Malibu and one in Beverly Hills and we announced two additional branches to open shortly.

All these corporate and financial efforts accomplished successfully in a relatively short period of time have resulted in a financial institution that generates -- in our view -- superior returns for its shareholders as displayed by our fourth-quarter performance measures. The Company’s efficiency ratio is back in the 20s at approximately 28 percent, CCB’s efficiency ratio is amongst the lowest any industry.

At approximately 1 percent the Company’s G&A average assets ratio is also amongst the lowest in the industry. The Company is also pleased to have posted a record 1.73 percent on average tangible assets and the Company is also proud to be generating returns on tangible equity that ranks among the industry leaders. The Company has been generating return on average tangible equity in excess of 30 percent reporting, 31.55 percent for the quarter all while increasing the Company’s capital ratios.

With 2004 behind us, we are, at the Company, poised for 2005. While everyone constantly asks us questions regarding our niche lending focus, our lending market competitive advantages and our origination pipeline which entering the first quarter of 2005 has now grown, increasing from that which we entered the fourth quarter 2004 by over 40 percent to a record $497 million and a core loan origination pipeline of a record $483 million, we feel the asset side is really performing well and is maturing nicely.

The obsessive focus throughout the Company is on the deposit franchise by growing the existing core 21 branches while continually attempting to improve the deposit mix. On opening additional branches. On growing our relationships to bring in deposits and to expand the positive relationships with the businesses we touch in the process of making loans. The successful implementation of these strategies which the Company’s already doing should enable the Company to continue its strong growth while providing strong returns.

With that said, finally, we are pleased to have announced this morning that we have increased the dividend to 6 cents per share and that the Company’s common stock has been added to the NASDAQ Financial 100 index.

Now I’ll turn the call over to David DePillo for his overview of the California credit markets and then we’ll go through the slide presentation.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Nationally the apartment market is expected to show better performance in 2005 after a sluggish performance in 2004. Even with sluggish performance, appreciation rate from multifamilies is the highest of all income property types with a 45 cent percent appreciation rate from 2001 through 2004.

The Inland Empire is ranked No. 1 as the fastest-growing market in the U.S., surpassing Orange and San Diego County with L.A. slipping to No. 5 behind Las Vegas. California occupied four of the top five performing markets in the U.S. with Las Vegas breaking into the top five. Additionally, California occupied the top four the five markets with the lowest vacancy rates with L.A. County occupying the No. 1 spot.

I would note that we have increased our multifamily lending activities slightly in the Las Vegas area, which is again one of the top performing markets in the U.S.

California residential real estate market continues to move along at a steady pace, setting new records for home sales and pricing levels. Personal income levels continue to increase with unemployment levels continuing to decline from the peak in 2002. Regional economic growth is positive in all areas of California, except in the Bay Area which has shown steady improvements since 2002. Home sales should end up at record levels up 3 percent over last year. The median home price for October was 473,000 which is an increase of 23 percent from 2003. The median number of days to sell a home was up -- was 29 days, the third lowest on record.

Even with record sales and appreciation, the unsold inventory increased to 3.4 months, overall, with Orange County increasing to seven months. Additionally, the median price peaked in May for both L.A. and Orange Counties and subsequent price declines of 6 and 2 percent respectively.

Even with this relatively low slowdown, affordability index remained 19 percent which is expected to create a housing shorting between 20 and 50,000 units for 2005. The California apartment market remains strong with total lending activity exceeding $26 billion as of September 30th. L.A. County accounted for 40 percent of the total activity followed by San Diego, Orange, and San Francisco. Sales activity was at record levels in the third quarter, with Southern California accounting for approximately 75 percent of the statewide activity.

California accounting for approximately two-thirds of the nationwide activity as it relates to purchase as a percentage. Additionally cap rates remained stable with median prices at 125,000 per unit which is 39 percent above the national average of 90,000 per unit. Vacancy rates are projected to decline in all major markets except for Sacramento and will remain between 3 and 8 percent with most of Southern California between 3 and 5 percent. Rents are expected to experience modest growth throughout Southern California, at around 5 percent annually with Northern California to remain relatively flat.

The market remains robust with strong demand for loans, despite increase in interest rates from historic lows. We see the market growing in 2005 and we will grow our originations commensurate. Despite increased competition we have experienced increased demand for loans at the Company without sacrificing asset quality and expect to hit our volume and projection levels for the year. Stephen.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Why don’t we go ahead and go through the slide presentation? This is available for downloading off commercialcapital.com. Currently, Commercial Capital Bank is the 27th largest thrift in the US. Sixth largest in California. And we continue to be the fastest-growing savings institution in California over the last three years. We are the third largest multifamily originator with still an increasing market share but about a 3.4 percent market share for the twelve months ended September 30. And with the acquisition of Hawthorne and the ongoing remix and penetration into the markets as well as continued commitments into the markets which we serve, we are one of California’s premier community-based retail deposit franchises.

And I had earlier indicated that we are amongst the most efficient operations in the country.

You can see from the map that I believe you have in front of you that the majority of the depository franchise continues to be across Southern California, with branches in all of the major counties of Southern California ranging through Ventura County, Los Angeles, Orange, San Diego and Riverside counties, and you can see by the green diamond in Northern California, that we are beginning our Northern California expansion but doing it extremely efficiently with that branch opening in San Mateo south of San Francisco expected to occur in February.

Our lending operations are both across northern and Southern California and continue to be very strong.

At December 31, you can see total assets grew slightly to $5.02 billion reflecting the remix of the loan portfolio, now toward being more like about 72 percent income property and you’ll recall that when we acquired Hawthorne, the percentage of income property loans on the balance sheet from what we used to be, more like 100 percent of our lending being income property came down quite a bit; and I will elaborate on that further.

So now we have started moving that back up towards where it was, and with the sale of loans during the quarter, the remixing of that loan portfolio, we are becoming increasingly comfortable with that percentage mix. The deposit portfolio, we have also taken through quite a bit of a remixing, leading off CDs and increasing transaction accounts, total deposits now standing at 55 percent of total deposits. Equity has grown to $625 million with tangible equity growing nicely to $262 million. As you saw this morning we announced $20.2 million of net income and we continue to generate very strong returns on tangible assets and returns on tangible equity.

Net interest margin declined to 3.38 percent and we feel pretty comfortable that we’re going to be able to manage our net interest margin in these types of ranges, and that this generates very strong returns on equity for the Company.

Efficiency ratio as we had indicated would head back down into the 20s is now down to 28.13 percent; and we feel very comfortable that that percentage as we have done in the past is going to continue declining from here. Total loan originations, you may recall we had gone into the fourth quarter with a lower loan origination pipeline. But now we have -- that loan origination pipeline has grown by 40 to 50 percent going into the first quarter of 2005; and we have now hit a record level in terms of our new loan origination pipeline and we anticipate that that is going to drive very strong footings growth in the first quarter and through the year.

Diluted earnings per share, we announced this morning at 36 cents per share on approximately 57 million diluted shares outstanding and the Company has bought back 831,700 shares at an average price of $19.12 per share and during the quarter, we bought 174,300 shares at an average price of $21.85. I would anticipate at these levels absolutely the Company will continue to opportunistically buy back its stock. We believe it is a very strong investment and very accretive to earnings per share at these levels.

Tangible book value per share is also grown now at a 62 percent annual growth rate to $4.80 at the end of the fourth quarter. Book value per share grew to $11.47.

As I’d said before, returns on assets have been very strong and growing. We were in the 1.50s for the quarter. We generated 1.61 percent return on assets and 1.73 percent returns on tangible assets. These returns have generated return on average tangible equity in excess of 30 percent consistently for the last few quarters now and nearly 32 percent for the fourth quarter at 31.6 percent.

Return on average equity. With the acquisition of Hawthorne and the goodwill taken on and that larger equity base, total equity base, we are back up towards now 13 percent return on equity and we anticipate that this will increase.

Total assets. I had indicated we did quite a bit of remixing of the loan portfolio during the fourth quarter. We feel this going to position the Company very well for 2005 and total assets grew to $5.02 billion. Core loan originations for the quarter were $495.7 million and that was also that lower pipeline that we had gone into the fourth quarter with; and based on the record pipeline that’s grown from 40 to 50 percent going into the first quarter of 2005. We anticipate very strong core loan originations during the first quarter.

You can see that loans held for investment have now increased to nearly $4 billion, with 61 percent of those loans being multifamily loans on the balance sheet.

The pie chart you have in front of you, I think, is very strong from showing you the remix that occurred during the fourth quarter and the implications or impact that that has. We brought single-family down from being 25 percent of total loans to 21 percent of total loans while income property loans between commercial and multifamily now went from 69 percent up to 72 percent of total loans on a growing loan base.

David, why don’t you go into the asset quality?

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

As you can see, multifamily continues to be the best performing assets class bar none, nationwide and including the Western region and with the bank at no noncurrent loans currently. We would note that we did have a maturing land loan that is in process of being rolled to a construction loan show up in our nonaccrual loans, but that is being rolled to a construction loan currently and so we did report a noncurrent loan in that category. All in all, we are showing very minimal nonperforming assets as well as beating the national averages in every category.

The metrics for multifamily remained strong with average loans to value a little over 67 percent, debt service coverage ratios that -- close to 1.25. Slight decline in the debt service coverage ratios. However the loan-to-values have dipped commensurate. The commercial real estate loan-to-values have remained low at 62 percent with debt service coverage ratios at about 1.3 to 1; and again our single-family estate lending activity average loan-to-value is about 63 1/2 percent currently.

All in all, our metrics have remained consistent, as you can see, on the charts since early 2001 and if you go back seven years, as we have stated before, we generally have averaged somewhere around a 70 percent loan-to-value and about a 125 to 130 debt service coverage ratio, overall.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

The chart you have in front of you basically gives you a tracking of the Company’s indices or market rates upon which we lend or off of which we lend. Between twelve-month moving average of one-year treasury, six-month LIBOR, prime six-month CMT, one-year CMT, you can all see that they track Fed Funds and other responsive indices or in some cases, managed and Fed-managed related indices. The result is that our loan yields have been increasing and I’d anticipate that that is going to continue going forward, especially when you consider that a tremendous amount of our loans or a very large percentage of our loans are pegged to twelve-month moving average of one year treasury and the one-year treasury index is currently up at about a 2.85 percent. So that is going to have that gravitational pull of bringing up our loan rates for pretty significantly over the next several months.

As you can see now this table here showing you the twelve-month moving average of one-year treasury. Actually if you take this out, a handful of months, the one-year CMT at 2.85 percent is quite a bit higher than where the index is at this point. So we feel very comfortable that that pull upward of those loan rates that are on the balance sheet as well as the new loans going on the balance sheet they’re going to be coming on a very strong spreads. If one looks at our current loan originations, when you look at income property loans going on, those loans are going on on the average at the index plus averaging close to 2.70 percent over the index. And if you consider where our cost of funds is, that should equate to pretty strong spread.

In addition to that, we are also bringing on some commercial loans that are coming on at levels more like prime plus 1, 1 1/2 kind of levels. So that is also giving us some very good yields.

Securities to total assets. You can see through restructuring of the balance sheet as well as just simply managing the securities levels down at right now record levels for the Company, we are down at 10 percent of total assets and feel very comfortable there.

The deposit mix. I indicated that we have been remixing the composition of the deposit portfolio; and we brought transaction accounts back up to now toward 55 percent of total deposit and I would assume that that number, that percentage is going to continue increasing as we go forward. To give you the more detailed breakout, if you look at these charts going across the top, you have got September ‘04 -- I’m sorry, June ‘04, September ‘04 and then, below, December ‘04.

You can see a steady progression towards bringing CDs from at the point that we closed on the acquisition of Hawthorne and closed the second quarter, we were up at 50 percent CDs to total deposits. We brought that down to 45 percent while transaction accounts are up to 55 percent of total deposits.

Equity to assets. While we have been generating these earnings, we’ve been increasing equity ratios and generating returns on ongoing, on increasing equity ratios. We are now at 12.44 percent equity to assets and 5.21 percent tangible equity to assets with tangible equity the tangible assets at 5.62 percent, up from the low when we acquired Hawthorne at 5 percent. And we are pretty proud that we have now got tier one core capital ratios up at over 8 percent while still generating over 30 percent of returns on tangible equity.

Total revenues for the year reached a record almost $188 million driven in the fourth quarter by $67.1 million of revenues, while a component of that net interest income grew to $38.5 million and net interest margin was 3.38 percent for the quarter.

Noninterest income contributing strongly to total revenues increased to $6.7 million for the quarter, driven very heavily by loan-related fee income and other non-interest income. G&A to average assets is back down to 1 percent, efficiency ratios are now back in the 20s at 28 percent and we feel comfortable with those efficiency ratios are going to go lower and we reported, again, net income for the quarter at $20.2 million.

That concludes the slide presentation portion of the earnings call, and at this point, we would like to open up the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). James Abbott, FBR.

James Abbott - FBR - Analyst

Wondered if I could ask some questions on the margin and see if we could get some sense as to where that is headed? Looked to the purchase accounting adjustments on the last page. I thought maybe some of the margin compression had come from the sale of some of those Hawthorne residential real estate loans. It doesn’t appear to be so, but maybe you could give some additional color. It looks like the purchase accounting adjustments increased to 30 basis points from 26 basis points. I am not really sure I understand what is happening there at link quarter.

Christopher Hagerty - Commercial Capital Bancorp - CFO

No, linked quarter, James, that’s right. It went from 26 basis points third quarter to 30 basis points fourth quarter.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

And James, on the sale of Hawthorne-related loans, single-family loans? That, I think, is going to have a positive income impact on the Company going forward. If you consider a lot of those loans were very low coupon single-family loans as well as some of those loans were hybrid. Fixed for a couple years, down in the very low 4s; and I think that going forward having a mix. We’d always indicated that single-family was going to become, over time, a lower percentage of total assets and that was going to be done. I think people assumed that was only going to be done potentially through just growing all the other components of the balance sheet; and we actually were able to accelerate that process during the fourth quarter. I think that is going to be beneficial to the Company going forward.

James Abbott - FBR - Analyst

But did any those loans that were sold have purchase accounting adjustments associated with them that would have impacted the margin compression in this quarter or -- ?

Christopher Hagerty - Commercial Capital Bancorp - CFO

It would not have impacted the margin compression, but the word, purchase accounting adjustments, James, because that’s just part of the acquired portfolio.

James Abbott - FBR - Analyst

You expect -- how long -- I don’t actually know. Last in the 10-Q, I think it was something like 20 months or something like that on the loans so they would roll off and something like six months on the CDs.

Christopher Hagerty - Commercial Capital Bancorp - CFO

Right. If you are looking at loans, what we have at the end of December is about $8.2 million of remaining purchase premium and, initially, it was over about 20 months. So most of that is going to be brought in probably around in the 2005 timeframe. Obviously it is dependent upon actual payoffs and those types of things. Deposits, again, we have got about $1.9 million left of a mark on that; and that will be coming in again as the CDs run off probably around 2005. So those are probably the two biggest areas in the purchase accounting.

James Abbott - FBR - Analyst

And, overall, that will have a net compressive effect on the margin I assume. At least on the liability side I would imagine.

Christopher Hagerty - Commercial Capital Bancorp - CFO

No, it is not compressing the margin. Both of those adjustments will actually add to net interest income; but, obviously, we would like for the loans for example both premiums and discounts to net number. So it all depends on if certain loans pay out with premiums. It will have a compression of fact; if it is the other way around, it will have a different effect.

James Abbott - FBR - Analyst

Right and that’s what I was getting that. Were those marked at rates that were lower on the deposit side? Those are marked at rates that are lower than what existing market rates are. So when they roll off and -- ?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

No they were marked at market rates which were lower than the rates at which Hawthorne had them on the books. Which means that we had that additional mark, if you will, the additional amount to the CDs to get a market rate on the CD side. So it was lowering and continues to lower the actual rate on the deposits.

James Abbott - FBR - Analyst

I appreciate the clarification there. Also wanted to touch on the pricing of multifamily. I think there has been some confusion a little bit as to where that has been priced or at least recently. Could you touch basically on where some of those are being priced today or --?

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Sure, I think we alluded to it before that our weighted average margin on our multifamily or income property right now is -- well, at least in the multifamily side is around 270 over weighted average; and that is about the median for what we see. The lowest pricing is in the low 2s and our highest pricing is in the low 3s.

But we tend to manage it around that 270 level consistently over time and that has been pretty much the state of the market. We tend not to compete effectively in the hybrid ARM market in the five-year fixed and seven-year fixed market, which is pretty much dominated by Citibank, which tends to price in the 190 to 210 over range. We don’t start our pricing until 2.25. So that tends to be repeat business with our customers who absolutely want the hybrids and like our service.

So I would expect to continue to see us averaging around that 270 range; and when we get into, really, the construction lending, that is generally prime plus 1 to 1.5 and on the commercial real estate we start our pricing -- generally we average 3 to 3.25 over minimum on those spreads.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

So, James, that’s to help clarify something that I started hearing towards the end of the fourth quarter. Apparently, somebody was spreading some sort of rumor out there that, on our loans, that the margin over the index that we were offering out there consistently on multifamily loans was 200 over the index.

So we just want to make it very clear to the market. That could not be more incorrect, that our margin average index on income property loan is averaging more like around 270 and, again, that is margin over index. That is not net interest margin for the Company.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Yes, we want to be very careful to clarify that because people confuse that over time. But I would say, James, that we have a very disciplined process of surveying the market and look at all our range for the market and are definitely not the best priced on the market nor are we the worse priced on the market. I think in order to maintain market share at the number three level, we tend to be competitive. But we are not going to chase, certainly, Citibank or Wamu down to levels that we can’t make sense for balance sheet portfolio purposes.

James Abbott - FBR - Analyst

I appreciate that. And while we’re talking, David, on the origination of prepayment outlook for 2005. Do you have any -- ?

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Well, the only thing I would say, James, is we were a little bit disappointed in October, November originations because of where the holidays were falling and we lost a week in each one of the months. We did somewhat make up for it in December, although we did have obviously the holiday season in December. But if you looked at our December trajectory and we don’t like to talk -- we obviously get concerned about talking quarter-to-quarter, month-to-month, given what we have turned as a term of art of our lumpiness the originations, but the December trajectory and fundings during December would put us on pace on the income property side to do, collectively, somewhere around $1.8 billion to $1.9 billion level. Collectively as a Company, the $2.5 billion number that we have been talking about appears to be a very achievable goal to us; and we always like to try to outperform what we say.

But we see, again, if you go back to what Stephen was talking about on the pipeline, we entered the quarter with almost $.5 billion pipeline which is a record for us. And we see continued momentum.

The market is very robust right now. It started to get its legs back during the fourth quarter, and so far in January, there has been some tremendous amount of activity. So I don’t see any issues as it relates to our core loan originations or total originations for the year.

Operator

Richard Eckert from Roth Capital Partners.

Richard Eckert - Roth Capital Partners - Analyst

Just a quick question on the gain on sales loans at $3.8 million. How much of that was related to the sale of the SFR portfolio?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

It’s all related to that. We did not sell any of our loan originations. We kept 100 percent of our core loan originations, Richard.

Richard Eckert - Roth Capital Partners - Analyst

Thanks a lot.

Operator

John Hecht (ph) from JMP Securities.

John Hecht - JMP Securities - Analyst

Good morning. Real quick, just getting a little bit more information from the spread here. Can you just give us a sense of what the portion of the loans that repriced monthly on 12 mat (ph) are? Then, also, could you give me a sense of where the average duration of the Federal Home Loan Bank debt is right now?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

The percentage of our loans that are 12 mat, so income property loans that are tied to 12 mat within you also have a single family loans that are tied to 12 mat which all reprice monthly. I don’t -- sorry to use all those words. I don’t have the exact number at the end of that, but it is a very high percentage of our adjustable rate loans. But within there, we have also got one-year CMT, six-month CMT, some six-month LIBOR. So other very responsive indices, John, and you can see in the (MULTIPLE SPEAKERS)

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

57 percent of the loans adjust each month and mature within one month at December 31, -- (MULTIPLE SPEAKERS)

John Hecht - JMP Securities - Analyst

That’s 67 percent you just said?

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

5 7, 57. That is on page 5.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

That’s on page 5 of the earnings release and that percentage has increased from where it was before. Just at this moment we can’t get that number.

Christopher Hagerty - Commercial Capital Bancorp - CFO

It was 52 percent at September 30; and then you see where it’s 70 percent within six months and then 71 percent within one year. Those are actually a bit higher than they were at September 30th.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

So we have moved a lot more towards even more monthly loans, monthly repricing loans going onto the balance sheet. I just can’t tell you what percentage of that within there is 12 mat.

(MULTIPLE SPEAKERS)

Christopher Hagerty - Commercial Capital Bancorp - CFO

-- duration to reset for the loan portfolio went from 13 to 12 months.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

And then on the Federal Home Loan Bank advances, we also broke out for you what percentage of the home loan bank advances mature between one year and I’d say about 10 years. That’s in the earnings release. Additionally, any of the term advances, we don’t really have much of anything that is going to be repricing or maturing in the first quarter of this year.

John Hecht - JMP Securities - Analyst

And then the last question is any sort of forecast or plans for further branch development -- new branches?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Yes. We do plan on selectively over the course of this year opening additional branches. We do anticipate that San Mateo will be opening, we believe, in February. We are going to be opening another one in Newport Beach, in Crystal Cove or Newport Coast by summer; and then we do have plans to expand further in southern California as well as a bit in northern California.

But they’re very efficient. They’re relatively small branches, they are not expensive to do. Most importantly we don’t have a problem with putting positive spread earning assets against any deposits that come into this Company. So they become profitable pretty darned quickly, John.

John Hecht - JMP Securities - Analyst

Thank you very much.

Operator

Mike McMahon, Sandler.

Mike McMahon - Sandler O’Neill - Analyst

I apologize. I got on late and I don’t know if you discussed this. But can you talk about your sense of deposit pricing pressure right now and over the last month?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

You know, the market is fairly competitive. I think a number of financial institutions out there got nervous about Fed moves and kind of got aggressively ahead of themselves. We have always kind of been well above where the money center banks are and some of the super regionals out here, meaning the B of A, Wells, Union, etc., from in terms of rates that we pay our money market savings etc.

You might recall that that’s done pretty well for the Company in terms of bringing in strong transaction and account deposit growth; and it continues to be functioning, working well. But the market? There are people out there that are paying pretty strong rates for very very short money, and going heavily after short CDS. That is just not something that we have felt comfortable doing.

The whole concept of bringing in three- to six-month CDs and then every three to six months having maturing deposits going up to new high competitive deposit rates and on for a basis point, the guy runs across the street. That is not where we are going in terms of building this depository franchise, Mike.

Mike McMahon - Sandler O’Neill - Analyst

Do you feel as though you are looking at your money market accounts versus the competition on a daily or weekly basis in making adjustments? I know you are ahead of so many others out there which, presumably, means you don’t have as much pressure to raise rates. But I am just trying to get a sense of how focused you are on trying to maintain your competitiveness on your rates.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Mike, let me put it this way, we pay extreme attention. As strongly as we pay attention on the lending side to market competitive pressures, we pay just as much attention to the depository side in terms of market competitive pressures. If anything, we are -- this Company is extraordinarily focused, obsessively, on growing the depository franchise and turning it into a very strong core deposit franchise.

That could be paying attention daily. It is certainly not closing the doors and looking at it once a month or anything. It is almost daily. Additionally you are completely right, that we are based on having our transaction account rates, our money market, savings, etc. rates where they are. No we are not feeling a tremendous pressure at all to increase those rates. We have always, for years, we have been talking about how we can afford to pay a little bit more than the competition and more than the local institution, simply by having efficiency ratio down in the 20s and still have those earnings come down on the bottom line and generate in the 30s, now, returns on tangible equities.

So we are going to stick to that strategy. But we are going to be very aggressively working on that borrower base that we have and incentivizing our top salespeople in the organization. We have already proven to be the top salespeople in our organization, i.e., our loan agents who have got that direct relationship with the borrower to expand that relationship and bring in really good core business depository relationships from those borrowers.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

The only thing I would add, Mike, is we do go through a pretty rigorous discipline of analyzing our money market accounts and perform at least monthly decay analysis against that portfolio of deposits. I think your assumption is correct that, even, though rates have jumped up somewhat methodically over the last few quarters on the short end because of the gap we had to much of money center banks, we haven’t seen any noticeable decay against that existing portfolio, which is good.

I think if you look at the historical rate moves of what we’ve done, certainly a lot less than the Fed has.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

You have seen the Fed move what? 125, 150 basis points on the short end? And our cost of funds has barely moved up.

Mike McMahon - Sandler O’Neill - Analyst

An easy one for you. When did you sell the single-family loans during the quarter?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

That was at the end of the quarter.

Mike McMahon - Sandler O’Neill - Analyst

Last. Still trying to figure out to the extent that I can the seasonality aspect of the multi-family business. (MULTIPLE SPEAKERS) All right -- I’ll -- .

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

You know it’s interesting, Mike. We entered into the quarter with a low pipeline and we have certain people that tried to be predictive against that and kind of estimate what our production is going to be and we had some relatively low estimates out there and then we have had consistent estimates at the 550 to 600 million range in total originations. The anomaly we faced and what we did was we built the pipeline over the quarter dramatically. It was a really fierce build that we had going on. And we were able to originate almost what we did last quarter.

I’ve got to tell you, Mike, and that is what losing over three weeks of production during the quarter with holidays and we have these anomalies. But it’s tough when you have holidays that put the last day of the funding month on a Sunday and you lose an entire week.

So we have literally lost three weeks of funding. Plus we had about $50 million of production that, for various reasons, because of the December holiday season just slipped into January and have already been originated. So I can tell you, we could have easily produced, outproduced last quarter going in with a very short pipeline at the end of September.

The only thing I could tell you, Mike, is the trajectory of the pipeline and originations from December into January indicates that we are going to grow our volumes dramatically during the year from the income property side as well as -- I think the $2.5 billion number that we have been throwing around for originations appears to be fairly easily achieved, given that trajectory that we have. It’s just quarter-to-quarter you are going to see blips and aberrations that are -- .

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

That don’t exactly work the way your model might work. To be more cynical about it, because we talk about this all the time, Mike, maybe the way to respond to it is for those who value Commercial Capital Bank, minute-to-minute or month-to-month or quarter-to-quarter, while we are managing this business year over year over year, there are a lot of people out there who constantly try to determine the value of Commercial Capital Bancorp based on what its loan origination pipeline is and based on what we’re going to fund over the course of those next three months. For those people, I guess they already pounded the stock last quarter when they saw our loan origination pipeline going into the fourth quarter was lower.

Well for those people who value the Company based on that our loan origination pipeline is now at record levels, has increased by anywhere between 40 to 50 percent going into, now, the first quarter of 2005. Therefore, I would anticipate very strong loan originations during the first quarter of 2005.

Now with that said, you might not have the balance sheet growing, based on whatever it is you plug in or the analysts or the investors or whatever plug in as a fixed growth rate quarter over quarter over quarter. Because we do -- we did turn that term of art lumpy for a reason. That’s the way we originate loans.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

I would say, Mike, going into 2005, we talked about the last two quarters as kind of remixing the balance sheet, getting the Hawthorne acquisition underneath us, and positioning the balance sheet for growth in 2005. I think you’re going to see some decent growth trends certainly in the first quarter. We are entering with a strong pipeline and good momentum; and we have an Internet question that wants us to define what we term pipeline. That is, loans under application that have been logged into our system that are currently working on for fundings.

So, these are not letters of interest or inquiries to the Company. These are actually loans under application and we do have a very, very high application to funding rate, I think one of the highest in the industry.

Mike McMahon - Sandler O’Neill - Analyst

Thank you. Sounds like you feel passionate, Stephen, about your business. (MULTIPLE SPEAKERS) I would just encourage you to smooth out those originations, Stephen.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

We will see what we can do to manage that into your model, okay?

Operator

Chris Marinac from FIG Partners.

Chris Marinac Analyst

Could you elaborate on the deposit discussion a minute ago with Mike? Stephen, do you think that the money market accounts is replacing the CD? The one-year CD in customers’ minds? Does that create any risk in the future of retention?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

It’s money market rates, savings rates. The rates are all lower than where six-month one-year CDs are. And that risk would be out there, I guess; and it just hasn’t played out that way for the Company. We haven’t seen that money market, savings account deposits go running out into 30-day, 60-day, 90-day CDs.

There’s a certain amount of money that people just keep as excess liquidity and a good amount of those transaction account deposits, I think it is up to about 30 percent now, are business deposits and those guys don’t generally throw that money into CDs and run around putting it into CDs. They keep money in money market and checking.

We have got those core business transaction accounts, also, that are growing very nicely.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

We like to view our money market accounts as more of the discretionary liquidity accounts that people leave but like immediate access to. And they just want a little more yield than what they’re going to get on a checking account. It is a step up from a checking account, but we just don’t see the migration into CDs.

If anything, we are seeing a pretty consistent money market as well as a bleed-off of our CDs. We will continue to do that over time.

Chris Murdock Analyst

Great. As you look at the mix between deposits and borrowings, should that mix be a lot different in the future or do you have any goals on that regard?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Yes. This Company has always had the advantage and disadvantage of originating a heck of a lot of loans and we can always bring in -- this has been going on for years so it is nothing new for Commercial Capital Bancorp, has always been able to originate a lot more loans than it can bring in in deposits. Whatever isn’t funded with deposit relationships ends up being funded with Federal Home Loan Bank advances, etc. Fortunately that gives you the ability to term out duration. It gives you the ability to fund with cheaper dollars.

And I don’t think it is going to get any easier around here. I think some people thought that with the acquisition of Hawthorne, things were going to get a heck of a lot easier in terms of massively growing deposits. I don’t think that is going to change. I think we are going to still have the mix looking something like where it is; but our goal is to make it a heck of a lot better over time. That is where the obsessions are within the Company right now.

Chris Murdock Analyst

Last question, Stephen. What should we be thinking about in terms of provision expense as you grow the balance sheet this next year?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Yes. That’s David, really.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

It’s really interesting. We’ve had the opportunity to review the Hawthorne portfolio on a detailed asset quality basis and have looked at the relative quality of in seasonality of the portfolio, its performance. And we do not expect any provision expense in 2005.

Looking at the overall allowance, it’s -- we believe -- more than adequate to support any growth projections that we currently have. It’s just there’s a lot of what we would deem management discretion and reviewing these portfolios but if you view them against the metrics of industry loss as well as historical loss against portfolio, I think we are relying more on our expectations and judgment as to reserve adequacy than certainly revealing historical industry metrics. Because those are -- there’s a big gap. Those are much lower.

So I would not expect any provisioning expense during 2005. Even given the estimation of 2.5 billion of originations, whatever runs off. Or you are going to have somewhere say close to say a couple billion dollars of portfolio growth. Most are focused in the income property area.

Operator

Greg Lampin (ph) from Saranac (ph) Capital.

Greg Lampin - Saranac Capital - Analyst

I just wanted to get further understanding. Just when you look at asset yields rising by 6 basis points, impacted by the portfolio duration reduction, and if you were to adjust for the mixed shift, can you just tell us what the expansion looks like?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

If you were to look at what our loan origination pipeline looks like at this point, we have probably the highest amount or highest concentration of monthly to semi-annual repricing loans going on the balance sheet that we have ever had in the history of this Company. You can probably find in that pipeline, of God knows how many loans, only a handful and a half of loans that have any type of hybrid structure to them whatsoever. Meaning, either of fix for two, fix for three or fix for five. You can literally count them on one hand.

Say you have got loans going on that reprice very frequently and it is off of market-sensitive indices. In addition to that, though, you have loans going on off of the shortest end of the curve. So you kind of have both things going on at the same time, Greg, and the core index that we lend off of is just mathematically contractually increasing every month by anywhere from, call it 8 to 12 basis points every month in terms of that scheduled reprice. And we talked about how that back end margins over of the index on the average is going on at around, call it roughly a 270 over the index.

So you have got I think interesting dynamics going on at the same time, Greg, where we have frequency of repricing but off of the shortest end of the curve and very strong margins behind that in terms of the repricing.

Greg Lampin - Saranac Capital - Analyst

So it is safe to assume that the impact of the remix was felt greatest in this fourth quarter?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

The remix was completed, let’s call it predominantly in the month of December. I think where you really see the benefit of the remix, when you get rid of a group of loans that are -- call it in the extremely low 4s, but fixed there for a couple of years in rising interest rate environment. That was a pretty large amount of the loans. That was I think -- and was able to sell those at, the market is pretty sensitive to being desperate about getting adjustable rate loans on to their books -- other buyers? And we were able to -- we had people buy those loans who felt they were a lot more valuable to them, obviously, than they were to us. So I think that going forward we’re going to have benefit from that.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Again, one of Stephen’s more passionate discussions and so he has been on net interest margin and talking about how people view us and everybody loved us when we were a stand-alone company in the 320, 330 range. And all of a sudden after acquisition of Hawthorne with purchases accounting rates at the 350 level, we’re settling back into the range in which we feel comfortable to continue the growth rate of this Company and profitability. Our highest profitability as a stand-alone company prior was at margins below these and we just want to emphasize that we feel very comfortable managing in the 330 range. Much more comfortable there than we would trying to predict 350 and above; and we will be as profitable or more profitable in that range. Raising our growth rates.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

When we had, I think the number was around 323 net interest margins, our returns on tangible equity were still up around 30 percent returns on tangible equity. So we feel pretty comfortable that we can manage this business and continue growing this business very prudently.

Greg Lampin - Saranac Capital - Analyst

Okay so you explained that delta. The next one, then, where the loan yield cross over to the point where they rise as fast as the rate of change on the yields of liabilities. Is that going to happen in the first quarter?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

I think where we are in terms of interest rate risk -- I think that’s where you are going with this, Greg. Let me make sure I’ve got this right. We are extremely neutral and very well-positioned for whether rates go up, go down, flat, we started this business I think 400 basis points higher of the yield curve; and we were actually in an inverted yield curve.

We feel pretty comfortable that our business is driven by growth. It is driven not screwing up on the asset quality. And it is really going to be driven going forward by how successful we are in bringing in and growing that core deposit base. The asset side is maturing very nicely. We are an adjustable re lender.

So, Greg, I would think that we are going to be whether we’re -- our net interest margin is 351, 349 or 338, we’re comfortable that this is a business that generates very strong returns on equity and very strong earnings per share growth.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

The matching durations and margins. I think what you find what we do historically is to the extent we’re getting, say, an advantage right now to an increasing index and that may translate into 10 basis points or more of increase in yields on specific loan categories. We may -- and we do this from time to time -- use that for additional extension on the liability side.

We are never managing just to a net margin. I think we discussed leaving lots of money on the table a year and a half, two years ago to anchor ourselves. We are going to continue some of that anchoring. So it is not just as predictive as well if the margin’s going to rise by 10 basis points because your liabilities are relatively flat and the index is going to rise by 10.

I think we look at a lot more dynamic. From period to period, I would say that you’re going to see some consistency in the ranges that we normally operate in and will take advantage of where we can on anchoring our liabilities.

Operator

Leo Harmon, Fiduciary Management.

Leo Harmon - Fiduciary Management - Analyst

I was wondering if you look like you guys are going from one short-term issue to another with your core earnings this quarter. I was wondering if you guys could have a bit of a discussion of how you look at that and whether or not there are incremental expenses this quarter that you would consider to be one time or that you move forward from future quarters in order to facilitate that discussion on core earnings and how you guys see that?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Sure. I will go ahead elaborate on that but then I got have a question for you on the first part of what you said. When you were talking about one-time expenses non-interest expense stayed flat for the quarter. Total G&A expenses went from 12.694 million 12.705 million so relatively flat. And total G&A expenses went from 12 million -- I’m sorry.

Total non-interest expense went from 12,897 million to 12,908 million. During the quarter we did have one one-time merger-related charge of, roughly, 240.

Christopher Hagerty - Commercial Capital Bancorp - CFO

282,000 merger-related expenses there that will not continue.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

So that line item you’ll see when you look at the income statement, you will see merger-related expenses and noninterest expense of 282,000. The quarter before we had 494. I would not anticipate seeing any of that in the first quarter or ongoing in 2005. So that goes away. I was confused about the first part of the question.

Leo Harmon - Fiduciary Management - Analyst

The first part of the question dealt with the fact that you guys had a gain on sale in the quarter that obviously helped you meet your earnings estimate as relative to whatever street expectations were. And what I was trying to get to was whether or not there were any expense offsets that would allow you to or allow analysts to get a better idea or better picture of what core earnings were this quarter?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Yes what I’d anticipate during 2005 is very significant balance sheet growth that drives much stronger net interest income going forward and loan interest income going forward. That balance sheet remixing that we did during the quarter was simply an acceleration of what we had already indicated to the market we were going to do, in terms of remixing the composition of the loan portfolio. The opportunity was there to do it, it made sense to do it, it is going to increase earnings going forward over time.

So that also, then, resulted in balance sheet staying relatively flat during the quarter. So if you take that one-time event out of it and now assume balance sheet growth going forward, beginning with this first quarter, that is going to drive much stronger net interest income driven by stronger loan interest income going into the 2005 period.

Leo Harmon - Fiduciary Management - Analyst

And then what is the goal for efficiency ratio over the 2005 period over? Or at least discuss it in the realm of a range?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

When we were in the 40s I told everyone were going to the 30s. When we were in the 30s, I told everyone we were going to the 20s. And when we bought Hawthorne, Hawthorne was in the 40s and was a much larger institution. So we needed to wring out the cost savings and we did that ahead of schedule, ahead of what we’d indicated to the market. I’ve been saying that we’d now go back down into the 20s and we did that during the quarter.

So I would just simply say, we are going to head back down towards the levels we were at when we were in the mid 20s and we will see where we go.

Operator

Jordan (ph) Heimowitz (ph) from Philadelphia Financial.

Jordan Heimowitz - Philadelphia Financial - Analyst

Couple of questions. You said about 52 percent of your assets mature on a monthly basis. I know it is not as easy of a calculation, but could you give us a sense of what percent of your liabilities mature on a monthly basis?

Christopher Hagerty - Commercial Capital Bancorp - CFO

The number is 57 percent on the loans will reprice and mature within a month.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Reprice or mature.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Within compared to 52 percent at September 30.

Jordan Heimowitz - Philadelphia Financial - Analyst

And what would that be on the liability side?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Between -- we’ve got the duration of money market accounts. Money market savings and checking which now represent 55 percent of total deposits. We generally apply a couple of year duration to that. Okay? And deposits represent just over 50 percent of our total funding. And if you assume somewhere around roughly a yearish or so, year plus, whatever, in terms of Federal Home Loan Bank advances. Combine all that, we feel comfortable that we are very well duration matched and that positioned well regards as to whether rates go up, down or stay flat.

Jordan Heimowitz - Philadelphia Financial - Analyst

About 75 percent ballpark?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Help me with that? The 75 percent ballpark meaning what?

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Out of (indiscernible).

Jordan Heimowitz - Philadelphia Financial - Analyst

Including the equity, in other words, I’m assuming some portion of the retail time deposits and broker.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

When you look at the retail time deposits, the Hawthorne always had a much greater percentage retail time deposits to total deposit. And those on the average had about a six-month maturity. We bled off a lot of those. We have now got CDs or retail time deposits down to about $930 million at the end of the quarter. We will see where we go with that.

Jordan Heimowitz - Philadelphia Financial - Analyst

But even if you include the equity which, obviously, has a reprice, it seems to be about somewhere between 60 percent. Is that a good ballpark number?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

All right. I’m not understanding what the 60 percent number means.

Jordan Heimowitz - Philadelphia Financial - Analyst

The total liabilities and equity compared to assets so to speak that are going to reprice. In other words (MULTIPLE SPEAKERS)

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

I think what you’re asking is what our static gap looks like.

Jordan Heimowitz - Philadelphia Financial - Analyst

Yes.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

We are pretty neutral to positive.

Jordan Heimowitz - Philadelphia Financial - Analyst

Okay, the other question is just from a business point of view. Is that -- if you are originating 270 over, at this point the short end. And you are saying your competitors so doing like this as low as 190 over the five-year. I was just trying to see how you market your product when your curve is flattening so to speak. And for only about 60 or 70 basis point difference, someone could have a five-year lock variable rate at this point.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Yes, it is a really good question and I think if you even go and take that one step further and say, “Well look at the agencies” and they can go down as low as 110, 120 over the tenure and given the relative flatness why wouldn’t people option into that more? I think it is indicative of the market out here in California that because of the average hold period, this buying and selling of real estate generally through exchange and the refinancing of smaller apartment projects and buying larger ones. So building a portfolio so to speak that borrowers have tended to option to the short end of the curve a majority of the time.

They view their relative interest rate so if you get into an inverted yield curve environment, you tend to see a little more of that risk optioning as we call it. But I think the flexibility that the borrowers get through a straight adjustable has dominated the market for the last 20 years and continues to do so.

If anything, even with the flattening of the yield curve and some of the aggressiveness of, say, a city or a money center bank can offer and the agencies have been fairly competitive. As Stephen said, we are at historic record levels of pipeline and the majority of that is the short end of the curve which I think is just indicative of our market.

Jordan Heimowitz - Philadelphia Financial - Analyst

Okay. That makes a lot of sense and just to go back, that was an excellent answer, by the way. So the margin figure + or -10 basis points from where we are today would be as good of a guess as any for the next few quarters?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Well, it really depends on what our mix is in terms of how we fund our asset growth. The reason why I am saying that is because, Jordan, you are going to see for example 12 mat just based on the fact that the index is at like a 188 vs. the actual one-year CMT, the new components that are rolling on every month as part of that twelve-month moving average of the one-year CMT index. That new component is up at like a 285. So you’re going to see over the course of the next year, if rates just stayed flat, 100 basis point increase in everything that we have that is tied to monthly twelve-mat repricing. It depends on what the mix is in terms of core money market savings, checking combined with whatever we do in terms of Federal Home Loan Bank and other type of funding. What that mix ends up looking like.

Operator

Scott Carmel from Moors & Cabot.

Scott Carmel - Moors & Cabot - Analyst

Couple of questions. First thing on the margin. Just a little more clarity. Could you guys give us what it was in October, November and December on a monthly basis?

Christopher Hagerty - Commercial Capital Bancorp - CFO

Well, we don’t typically give out monthly margins or any monthly statistics for that matter.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

I don’t think we’ve ever done that.

It was 338 for the quarter, 349 for the quarter before that, 351 in June of ‘04. If you go back to March of ‘04 it was 314 and December of ‘03 was 323.

Scott Carmel - Moors & Cabot - Analyst

All right. Another thing, could you just elaborate a little bit on what kind of cap Rates you’re trying using to value properties out there? And with interest rates rising what do you think will happen with that?

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

It is pretty interesting. We tend to not use artificial cap rates to stress properties. We generally rely on the appraisers to survey the local market and apply a relative cap rate based on income approach and market approach and so on and so forth. What you will see is that our relative loan to values have declined and continue to decline over time because when cap rates are really low, you become more of a cash-flow lender so to speak, as the term of art is called. Your stress is really on your debt service recovery ratio; and then with interest rates are extremely high and -- excuse me when cap rates are extremely high and interest rates are low, you tend to be more of an LTD constrained lender. Right now we are definitely cash-flow constrained lender.

We have seen a flattening of cap rates right now. So we are starting to see some of the effects of the Fed movements now start to creep their way into investment real estate in the fact that, given the typical band of investment analysis that people go through to derive cap rates, if it is 75 percent leverage, cost of leverage and 25 percent cost of equity, you are definitely seeing the additional cost of leverage starting to affect that.

I’m not sure it’s crept its way into the return on equity side of that, by the way. We are seeing institutional investments going out in the 5 to 6 percent return rates right now. But I would say that cap rates on average have bottomed out in about the 5.6 percent range. What I expect is that values will hold relative to where they are at today with some minor appreciation because we do have such a supply constraint in the market that, rents will continue to rise with compressed vacancies. The relative net operating incomes will increase to offset or neutralize any effect we are having on cap rates right now.

So I think what you’re going to see is rising cap rates but pretty stable flat relative pricing in the market.

Scott Carmel - Moors & Cabot - Analyst

That’s great. Just one last thing. Loan to deposits currently up around 175 percent. Is there any level you see that at, not to be a problem?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Yes, we’ve been at these levels before. We’ve been higher than these levels before; and we are obsessively focused on growing the deposit base. So I think we’re going to do well with that and I think you’ll see that managed over time downward. But we have generally been at these type of levels over the course of several years.

For the last couple of years. Yes, we’ve been up by -- I think we were closer to 200 percent loan deposit at one point.

Operator

A follow up from Mike McMahon at Sandler.

Mike McMahon - Sandler O’Neill - Analyst

Stephen, did you mention anything about your share buyback authorization, which is nearing its completion?

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Yes. We obviously still have room in that. We intend to opportunistically buy back more stock during the quarter. We bought back stock in the $21 price range; and I would anticipate that we are going to continue to being active in there as the opportunities present themselves. I would think that if it makes sense for us to go beyond the authorized and buy back more shares that we will simply convene a meeting and have the authorization to continue that process, as long as it is accreted to earnings per share and as long as the ROEs are strong.

Operator

A follow up from Jordan Heimowitz.

Jordan Heimowitz - Philadelphia Financial - Analyst

Just one more thing. loans to reserves are 93 basis points now and just trying to factor in the $2.5 billion worth of some growth with some runoff. Somewhere in the low to mid 70s seems to be the number it will come out at. What number do you say is where you put a hard stop to it? I mean there’s no loss so it is very difficult to figure out what the right number is.

David DePillo - Commercial Capital Bancorp - Vice Chairman, President and COO

Well a lot of it depends on a mix of portfolio at the time of the analysis. So if you assume very little growth in single family and significant growth in multifamily, what you’re going to find is the historical loss rate for the last 10 years for multifamily is around 27 basis points.

Looking at the five worst years of the California recession and arguing we are in different metrics today than we were back then as far as underwriting relative value supply and demand, the highest that ever got was a little over 50 basis points. So I don’t feel that reserves above 50 basis points of multifamily make any sense at all. Nor do we think we should be as low as where the industry average has been over the last 10 years at 27. So the range that we feel comfortable depending on performance is somewhere between, say, 30 and 50 basis points on multifamily. Single family, the reserve levels there are close to 1 percent currently. And, obviously, industrywide given the relative loan-to-value of our portfolio and given the historical loss rates, that doesn’t make a lot of sense either.

So the one area that we tend to run closer to the 1 percent is, obviously, on construction lending, 1 percent reserves makes sense. As well as looking at commercial real estate, we continue to feel comfortable in the 75 basis points range. 70 to 75 basis points range.

So that, given those percentages, depending on the mix it is hard for us to tell you 1 percent makes sense, 75 basis points, 60 basis points make sense, where we didn’t feel it was based on an asset class and category. We know the relative range of where our comfort level is on a percentage basis and then it will really depend on the mix.

Operator

Ladies and gentlemen, this concludes your question-and-answer session for today’s call. I would now like to turn the presentation back to Stephen Gordon for closing remarks.

Stephen Gordon - Commercial Capital Bancorp - Chairman and CEO

Thank you very much and we will see you all at the end of the next quarter.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.

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